Exhibit 10.1

May 12, 2014

Hochschild Mining Holdings

Limited Attn: Ramon Barua

Calle La Colonia No. 180
Urb. El Vivero
Santiago de Surco
Lima 33

Re: Lock-Up and Leak-Out Agreement

Ladies and Gentlemen:

In connection with, and as a condition to, the registration of 4,100,000 shares of common stock of Gold Resource Corporation, a Colorado corporation (the “Company”), held by Hochschild Mining Holdings Ltd. (“Shareholder”),  you are delivering this countersigned lock-up and leak-out letter agreement (this “Agreement”).  It is intended that the resale of the aforementioned shares will be registered pursuant to an effective Registration Statement on Form S-3 (the “Registered Shares”) which the Company undertakes to file with the United States Securities and Exchange Commission (the “Registration Statement”) following the date of this Agreement and no later than the date specified in Section 6 herein.  As a condition to the Company’s undertaking to register the Registered Shares and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby agrees as follows:

1.

Upon the declaration of effectiveness of the Registration Statement by the SEC (the “Effective Date”) and for so long as the Registered Shares are held by the Shareholder (the “Covered Period”), and except as otherwise provided by this Agreement, the Shareholder (i) will not offer, sell, contract to sell, grant or sell any option, right or warrant for the purchase of, pledge, hypothecate, assign, lend or otherwise transfer or dispose of any of the Registered Shares; (ii) enter into any swap or any other arrangement or transaction that transfers to another, in whole or in part, any of the economic characteristics of ownership of the Registered Shares, whether any such swap or transaction is to be settled by delivery of such Registered Shares, in cash or otherwise; or (iii) engage in any short selling of the Registered Shares.

For the avoidance of doubt, nothing contained in this Agreement shall affect the Shareholder’s ability to engage in any of the activities listed in (i) through (iii) with respect to shares of common stock of the Company that are not Registered Shares, including under Rule 144 (or any successor or complementary rule thereto) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and any private sales exempt from registration under Sections 4(2) and 4(1 and 1/2) of the Securities Act.

2.

During the Covered Period the Shareholder shall be permitted to transact sales of the Registered Shares through any securities exchange upon which the Registered Shares may be listed so long as the closing price of the common stock of the Company on the trading day prior to the day on which the Shareholder wishes to sell any Registered Shares is not 6% lower than the Reference Closing Price. For the purposes of this section 2, the  Reference Closing Price shall be the closing price of the Company’s common stock as reported on the NYSE MKT on the last day of the prior trading week (typically Friday unless such day is a holiday).  For the purposes of clarity, if the closing price of the Company’s common stock is more than 6% lower than the Reference Closing Price, the Shareholder agrees to refrain from sales of the Registered Shares into the market for the remainder of that trading week (meaning the period covering all business days between Monday and Friday during which the NYSE is open for trading equity securities).  Notwithstanding the foregoing, market sales of Registered Shares during the Covered Period may not exceed two million (2,000,000) shares per 30 day period beginning on the Effective Date.

3.

If on any day from the Effective Date, the closing price of the Company’s common stock is more than 15% lower than the closing price of the Company’s common stock as reported on the NYSE MKT on the most recent business day prior to the Effective Date, the Shareholder shall refrain from selling the Registered Shares into the market for 30 calendar days from the date on which the 15% share price fall occurs.  For the avoidance of doubt, following the expiration of such 30-day period, the restriction set out in this section 3 shall no longer apply and the Shareholder may resume sales of the Registered Shares subject only to the limitations set forth in section 2 above.

4.

The Shareholder agrees that negotiated sales of Registered Shares in blocks of 100,000 or more shares to a single purchaser including any broker or dealer (a “Block Trade”) shall be made only to purchasers mutually agreed to by the Shareholder and the Company (which agreement shall not be unreasonably withheld by the Company and shall be provided by the Company within two (2) business days).  Block Trades to a mutually agreed upon purchaser shall be exempt from the foregoing volume and price limitations.

5.	The Shareholder shall have its broker keep records of all trades of the Registered Shares and shall provide such information to the Company not less than 24 hours following any request.

6.

In the event of any material breach by the Shareholder of any covenant, obligation or other provision contained in this Agreement, the Company shall have the right to immediately request the termination of the Registration Statement and/or withdrawal of any unsold shares from the Registration Statement, in addition to pursuing any other remedy at law or equity that may be available to the Company.

7.	The Shareholder may, upon written notice to the Company, terminate this Agreement with immediate effect if the Effective Date has not occurred on or before August 31, 2014.

8.	Notwithstanding the terms set out herein, this Agreement will terminate upon the Shareholder ceasing to hold more than 10% of the Company’s common stock (on an outstanding basis).

9.

The Company shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement until all of the Registered Shares are sold by the Shareholder, including without limitation filing all required amendments and reports.

10.

The Shareholder represents and warrants that the Shareholder has full power and authority to enter into this Agreement, and that, upon request, the Shareholder will execute any additional documents reasonably necessary to carry out the transactions contemplated hereby. Any obligations created by this Agreement shall be binding upon the heirs, devisees, personal representatives, successors and assigns of the Shareholder.

11.

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Colorado of the United States of America, without regard to the conflicts of law provisions thereof.  In any action between or among any of the parties arising out of this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over Denver County, Colorado and no party shall object to the removal of such action to any federal court having jurisdiction over Denver County, Colorado.

12.

No term or provision of this Agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change waiver, alteration or modification is to be enforced.

By countersigning below, you hereby agree in writing to be bound by the terms of this letter agreement. You agree that your right to sell common stock is subject to applicable law.

Yours very truly,

/s/ Jason D. Reid

Jason D. Reid

Chief Executive Officer and President

Agreed to by Shareholder:

HOCHSCHILD MINING HOLDINGS LIMITED.

By: /s/ Jose A. Palma

Name: Jose A. Palma

Title: Authorized Signatory